Exhibit 99.1

BioCardia Announces Positive DSMB Review of CardiALLO Allogeneic Cell Therapy for Heart Failure Phase 1/2 Clinical Trial

Independent Data Safety Monitoring Board (DSMB) recommends that the study proceeds as designed based on 30-day data safety assessment of participants treated in low dosage group.

The company plans to progress the trial to enrollment of 39 participants in the United States.

Sunnyvale, Calif. – April 15, 2025 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced that the study’s independent DSMB, which conducted a planned review of the 30-day safety data from the roll-in 20 million cell dosing cohort in the CardiALLO-HF trial, recommended that the study continue as designed. There have been no treatment emergent major adverse cardiac events observed nor has there been any clinical evidence of immune reactions to the allogeneic cells implanted.

“We are pleased with the DSMB’s recommendation, an important step forward in advancing this allogeneic off the shelf mesenchymal stromal/stem cell therapy,” said Peter Altman, BioCardia Chief Executive Officer. “Today’s result has potential to be helpful with ongoing discussions around nondilutive funding and partnering opportunities for our MSC platform. Success in this trial can enable future pivotal trial design and funding in the USA, conditional time limited approval with reimbursement in Japan, as well as the advancement of CardiALLO MSC therapy for the likely orphan indications of pediatric and adult congenital heart disease.”

Previous clinical results of MSC in ischemic heart failure from our co-sponsored TRIDENT trial1 demonstrated that higher MSC cell dosages reduced myocardial scar and increased left ventricular ejection fraction, and peer results2 have indicated that patients with active inflammation have sustained reduction in cardiovascular major morbidity. CardiALLO HF at high dosage is anticipated to have at least twice the effective dosage of these previous studies and will be the first trial to target patients with active inflammation.

About CardiALLO HF

The CardiALLO Heart Failure Trial is a Phase I/II study with an open label Phase I nine-patient dose escalation cohort, followed by a thirty-patient randomized double-blinded placebo procedure-controlled cohort, intended to develop support for safety and efficacy of this treatment. For Phase I, three patients are to be treated at one of three escalating doses of 20 million cells, 100 million cells, and 200 million cells, using the efficient Helix minimally invasive delivery system. The proprietary CardiALLO human MSCs and their dedicated proprietary catheter delivery system are manufactured at BioCardia’s facility in Sunnyvale, California.

About BioCardia
BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms.  For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to whether these results are helpful with ongoing discussions around nondilutive funding and partnering opportunities, what success in the CardiALLO HF trial enables, and what the ultimate dosage in CardiALLO HF is relative to other studies.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

(1)

Florea V, Rieger AC, DiFede DL, El-Khorazaty J, Natsumeda M, Banerjee MN, Tompkins BA, Khan A, Schulman IH, Landin AM, Mushtaq M, Golpanian S, Lowery MH, Byrnes JJ, Hendel RC, Cohen MG, Valasaki K, Pujol MV, Ghersin E, Miki R, Delgado C, Abuzeid F, Vidro-Casiano M, Saltzman RG, DaFonseca D, Caceres LV, Ramdas KN, Mendizabal A, Heldman AW, Mitrani RD, Hare JM. Dose Comparison Study of Allogeneic Mesenchymal Stem Cells in Patients With Ischemic Cardiomyopathy (The TRIDENT Study). Circ Res. 2017 Nov 10;121(11):1279-1290. doi: 10.1161/CIRCRESAHA.117.311827. Epub 2017 Sep 18. PMID: 28923793; PMCID: PMC8742223.

(2)

Perin EC, Borow KM, Henry TD, Jenkins M, Rutman O, Hayes J, James CW, Rose E, Skali H, Itescu S, Greenberg B. Mesenchymal precursor cells reduce mortality and major morbidity in ischaemic heart failure with inflammation: DREAM-HF. Eur J Heart Fail. 2024 Nov 26. doi: 10.1002/ejhf.3522. Epub ahead of print. PMID: 39593178.